Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$7,500,000.00	100.00%	$7,500,000.00	$534.75(1)

(1)

The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $21,771.28 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-164694, of which this pricing supplement is a part. After giving effect to the $534.75 registration fee for this offering, $21,236.53 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 506 dated April 30, 2010 To Prospectus Supplement and Prospectus dated February 4, 2010 Relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 424(b)(2) Registration Statement No. 333-164694

EKSPORTFINANS ASA $7,500,000.00 Non-Callable Partial Principal Protected Notes due May 6, 2011 Linked to 2 Foreign Currency Exchange Rates $1,000.00 per Note
You should read this pricing supplement together with the prospectus supplement and prospectus dated February 4, 2010 for a description of the specific terms and conditions of the Notes. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

  We will not make any payments on the Notes prior to maturity.

  The Notes will mature on May 6, 2011.

  The payment at maturity will be based upon the value of each of the euro and the Australian dollar relative to the U.S. dollar on the fifth business day before maturity, which we refer to as the valuation date.

  You will receive at maturity, for each $1,000.00 principal amount of Notes you hold, an amount in cash equal to $1,160.00 if the euro/U.S. dollar exchange rate on the valuation date is less than 1.3490 U.S. dollars per one euro (i.e., the euro has weakened relative to 1.3490 U.S. dollars per one euro) and the Australian dollar/U.S. dollar exchange rate on the valuation date is greater than 0.9240 U.S. dollars per one Australian dollar (i.e., the Australian dollar has strengthened relative to 0.9240 U.S. dollars per one Australian dollar).

  If, on the valuation date, the euro/U.S. dollar exchange rate is equal to or greater than 1.3490 U.S. dollars per one euro or the Australian dollar/U.S. dollar exchange rate is equal to or less than 0.9240 U.S. dollars per one Australian dollar, you will receive at maturity, for each $1,000.00 principal amount of Notes you hold, an amount in cash equal to $950.00. The Notes will have a principal amount of $1,000.00 and an Original Offering Price of $1,000.00.

  We will not apply to list the Notes on any exchange.

  The CUSIP number for the Notes is 282645UX6.

The Notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The Notes are not guaranteed by any bank, are not insured by the Federal Deposit Insurance Corporation (FDIC) or any other governmental agency and involve investment risks. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page P-7 of this pricing supplement.

None of the Securities and Exchange Commission (SEC), any state securities commission, or any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, the accompanying prospectus supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price:	100.00%	$7,500,000.00

Underwriting Discount:	0.57%	$42,750.00

Proceeds to Eksportfinans ASA Before Expenses:	99.43%	$7,457,250.00

Citigroup Global Markets Inc., the agent for the offering and sale of the Notes, will receive an underwriting fee of 0.57% ($5.70) for each $1,000.00 Note sold in this offering. From this underwriting fee, Citigroup Global Markets Inc. will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of 0.57% ($5.70) for each Note they sell. Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Notes declines. You should refer to “Risk Factors Relating to the Notes” and “Supplemental Plan of Distribution” in this pricing supplement for more information.

We will deliver the Notes in book-entry form only through The Depository Trust Company on May 14, 2010 (10 days after the pricing date) against payment in immediately available funds. Accordingly, purchasers who wish to trade the Notes on the day of pricing or on or prior to the tenth day prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Investment Products	Not FDIC Insured	May Lose Value	Not Bank Guaranteed

Citi
April 30, 2010

SUMMARY

     This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand these Notes. You should read carefully the entire pricing supplement, prospectus supplement, and prospectus to understand fully the terms of the Notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the Notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks, to determine whether an investment in the Notes is appropriate for you. If information in this pricing supplement is inconsistent with the prospectus supplement or prospectus, this pricing supplement will supersede those documents.

     Certain capitalized terms used and not defined in this pricing supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

     In light of the complexity of the transaction described in this pricing supplement, you are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the Notes.

     The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying prospectus supplement and the prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any of the selling agents is making an offer to sell these Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this pricing supplement, the accompanying prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.

     Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Eksportfinans ASA.

What are the Notes?

     The Notes are senior debt securities issued by Eksportfinans ASA and are not secured by collateral. The Notes rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and the payment at maturity is subject to our credit risk. The Notes will mature on May 6, 2011. We cannot redeem the Notes at any earlier date. We will not make any payment on the Notes until maturity. The Notes are 95.00% partial principal protected if held to maturity. The Notes pay an amount at maturity that will depend on the value of each of the euro (EUR) and the Australian dollar (AUD) relative to the U.S. dollar (USD and, together with EUR and AUD, the relevant currencies and each a relevant currency) on the fifth business day before maturity, which we refer to as the valuation date. If the euro/U.S. dollar exchange rate on the valuation date (the Final EUR/USD Exchange Rate) is less than 1.3490 U.S. dollars per one euro (i.e., the euro has weakened relative to 1.3490 U.S. dollars per one euro) and the Australian dollar/U.S. dollar exchange rate on the valuation date (the Final AUD/USD Exchange Rate) is greater than 0.9240 U.S. dollars per one Australian dollar (i.e., the Australian dollar has strengthened relative to 0.9240 U.S. dollars per one Australian dollar), the payment you receive at maturity for each $1,000.00 principal amount of Notes you hold will be a cash amount equal to $1,160.00. Otherwise, the payment you receive at maturity for each $1,000.00 principal amount of Notes you hold will be a cash amount equal to $950.00. All payments on the Notes are subject to the credit risk of Eksportfinans ASA.

     Each Note represents a principal amount of $1,000.00. You may transfer the Notes only in units of $1,000.00 and integral multiples of $1,000.00. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company (DTC) or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the Notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Notes through the accounts those systems maintain with DTC. You should refer to the section “Description of the Debt Securities — Form, exchange and transfer” in the accompanying prospectus supplement and the section “Description of Debt Securities — Global securities” in the accompanying prospectus.

Will I receive periodic interest on the Notes?

     No. We will not make any periodic payments of interest on the Notes or any other periodic payments on the Notes.

What will I receive at maturity of the Notes?

     The Notes will mature on May 6, 2011. You will receive at maturity, for each $1,000.00 principal amount of Notes you hold, an amount in cash equal to $1,160.00 if the Final EUR/USD Exchange Rate is less than 1.3490 U.S. dollars per one euro and the Final AUD/USD Exchange Rate is greater than 0.9240 U.S. dollars per one Australian dollar. Otherwise, the payment you receive at maturity for each $1,000.00 principal amount of Notes you hold will be an amount in cash equal to $950.00.

How will the Final EUR/USD Exchange Rate and Final AUD/USD Exchange Rate be calculated?

     The Final EUR/USD Exchange Rate will equal the euro/U.S. dollar exchange rate in the global spot foreign exchange market, expressed as the amount of U.S. dollars per one euro, as reported by Reuters in the MID column on Page “WMRSPOT05” or any substitute page, at or after 4:00 p.m. (London, England time) on the valuation date. Four decimal figures shall be used for the determination of such Final EUR/USD Exchange Rate.

     The Final AUD/USD Exchange Rate will equal the Australian dollar/U.S. dollar exchange rate in the global spot foreign exchange market, expressed as the amount of U.S. dollars per one Australian dollar, as reported by Reuters in the MID column on Page “WMRSPOT12” or any substitute page, at or after 4:00 p.m. (London, England time) on the valuation date. Four decimal figures shall be used for the determination of such Final AUD/USD Exchange Rate.

     If either or both of the euro/U.S. dollar exchange rate or the Australian dollar/U.S. dollar exchange rate is not so reported in the MID column on Reuters Pages “WMRSPOT05,” “WMRSPOT12,” or any substitute pages thereto, then the Final EUR/USD Exchange Rate and/or the Final AUD/USD Exchange Rate, as applicable, will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at the relevant time for the purchase or sale for deposits in the relevant currency by the London offices of three leading banks engaged in the inter-bank market (selected by the calculation agent after consultation with Citigroup Global Markets Inc.) (the reference banks). If fewer than three reference banks provide those spot quotations, then the relevant exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent from two leading commercial banks in New York (selected by the calculation agent after consultation with Citigroup Global Markets Inc.), for the purchase or sale for deposits in the relevant currency. If these spot quotations are available from only one bank, then the calculation agent, in its sole discretion, will determine if such quotation is reasonable. If no spot quotation is available, then the relevant exchange rate will be the rate the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances.

     The valuation date will be the fifth business day before the maturity date, which maturity date is scheduled to be May 6, 2011.

Where can I find examples of hypothetical returns at maturity?

     For a table setting forth hypothetical returns at maturity, see “Description of the Notes — Hypothetical Returns at Maturity “ in this pricing supplement.

What will I receive if I sell the Notes prior to maturity?

     You will receive at least 95.00% of the principal amount of your Notes only if you hold the Notes to maturity. If you choose to sell your Notes before maturity, you are not guaranteed to receive 95.00% of the principal amount of the Notes you sell. You should refer to the sections “Risk Factors Relating to the Notes — There will be no partial principal protection unless you hold the Notes to maturity,” “— The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest” and “— We cannot assure you that a trading market for the Notes will ever develop or be maintained” in this pricing supplement for further information.

Will I have the right to receive any euros or Australian dollars?

     No. You will have no right to receive any euros or Australian dollars as a result of your investment in the Notes. The payment at maturity is payable only in U.S. dollars.

What are the exchange rates?

     Each exchange rate used to measure the performance of the relevant currencies is expressed as an amount of U.S. dollars that can be exchanged for one unit of the relevant currency. Thus, an increase in a relevant currency’s exchange rate means that the value of that currency has increased. For example, if the EUR/USD exchange rate (that is, the euro exchange rate) has increased from 1.00 to 2.00, it means the value of one euro (as measured against the U.S. dollar) has increased (strengthened) from $1.00 to $2.00. Conversely, a decrease in a currency’s exchange rate means that the value of that currency has decreased (weakened).

How have the relevant currencies performed historically?

     We have provided graphs showing the daily closing values of each relevant exchange rate, as reported on Bloomberg, from January 1, 2005 to April 29, 2010, and tables showing the high and low closing values of each relevant exchange rate for each quarter since the first quarter of 2005. You can find these graphs and tables in the section “The Relevant Currencies and Exchange Rates — Historical Data on the Exchange Rates” in this pricing supplement. We have provided this historical information to help you evaluate the performance of the value of each relevant currency relative to the U.S. dollar in recent years. However, past performance is not indicative of how the relevant currencies will perform in the future.

What are the U.S. federal income tax consequences of investing in the Notes?

     The Notes will be treated as foreign currency denominated short-term debt securities, as described under “Taxation in the United States” in the accompanying prospectus supplement and prospectus.

Will the Notes be listed on a stock exchange?

     No. The Notes will not be listed on any exchange.

What is the role of Citigroup Global Markets Inc. and Citigroup Financial Products Inc.?

     Citigroup Global Markets Inc. is the agent for the offering and sale of the Notes and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets Inc. and/or others of its broker-dealer affiliates intend to buy and sell the Notes to create a secondary market for holders of the Notes, and may engage in other activities described in the sections “Supplemental Plan of Distribution” in this pricing supplement, the accompanying prospectus supplement and prospectus. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them.

     Citigroup Global Markets Inc.’s affiliate, Citigroup Financial Products, Inc., will act as calculation agent for the Notes. Potential conflicts of interest may exist between Citigroup Financial Products, Inc. as calculation agent and you as a holder of the Notes.

Can you tell me more about the effect of hedging activity?

     We and Citigroup Global Markets Inc. expect to hedge our obligations under the Notes through one or more affiliates of Citigroup Global Markets Inc. This hedging activity will likely involve trading in one or more of the relevant currencies or in other instruments, such as options, swaps or futures, based upon one or more of the relevant exchange rates or currencies. This hedging activity could affect the value of the currencies and therefore the market value of the Notes. The costs of maintaining or adjusting this hedging activity could also affect the price at which Citigroup Global Markets Inc. or its affiliates may be willing to purchase your Notes in the secondary market. Moreover, this hedging activity may result in Citigroup Global Markets Inc., its affiliates or us receiving a profit, even if the market value of the Notes declines. You should refer to “Risk Factors Relating to the Notes —The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest” in this pricing supplement.

Does ERISA impose any limitations on purchases of the Notes?

     Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts will be permitted to purchase and hold the Notes, provided that each such plan shall by its purchase be deemed to represent and warrant either that (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any similar law or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any similar law). Please refer to the section “ERISA Considerations” in this pricing supplement for further information and definitions of the capitalized terms.

Are there any risks associated with my investment?

     Yes. The Notes are subject to a number of risks. Please refer to the section “Risk Factors” beginning on the next page of this pricing supplement and page S-4 of the prospectus supplement.

RISK FACTORS

     Your investment in the Notes is subject to significant risks, many of which differ from those of a conventional debt security. These risks include those described below as well as those described under “Risk Factors — Risks related to index linked Notes or Notes linked to certain assets” in the accompanying prospectus supplement. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general.

General Risks Relating to the Notes

You may lose a portion of your investment.

     The amount of the payment at maturity will depend on the value of each of the euro and the Australian dollar relative to the U.S. dollar on the valuation date. Unless the Final EUR/USD Exchange Rate on the valuation date is less than 1.3490 U.S. dollars per one euro and the Final AUD/USD Exchange Rate on the valuation date is greater than 0.9240 U.S. dollars per one Australian dollar, the payment you receive at maturity will be limited to 95.00% of the principal amount of your initial investment in the Notes, or $950.00 per Note. Only the exchange rates for the relevant currencies on the valuation date will be taken into account in determining the payment at maturity.

There will be no partial principal protection unless you hold the Notes to maturity.

     You will be entitled to receive at least 95.00% of the principal amount of your Notes, subject to the credit risk of Eksportfinans ASA, only if you hold the Notes to maturity. The market value of the Notes may fluctuate, and if you sell your Notes in the secondary market prior to maturity, you may receive less than 95.00% of your initial investment.

You will not receive any periodic payments on the Notes and your yield may be less than the yield on a conventional debt security of comparable maturity.

     There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The yield that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors that affect the time value of money.

Payments on the Notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the Notes.

     The Notes are our senior unsecured debt securities. As a result, your receipt of the payment at maturity is dependent upon our ability to repay our obligations at that time. No assurance can be given as to what our financial condition will be on the maturity date. In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated changes in our credit ratings prior to the maturity date of the Notes may affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability to pay our obligations, such as the value of the relevant currencies, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

You must rely on your own evaluation of the merits of an investment linked to the exchange rates.

     In the ordinary course of their businesses, Citigroup Global Markets Inc. or its affiliates may have expressed views on the value of the euro, the Australian dollar and the U.S. dollar, and expected movements in their exchange rates, and may do so in the future. These views or reports may be communicated to clients of Citigroup Global Markets Inc. or its affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to the exchange rates may at any time have significantly different views from those of Citigroup Global Markets Inc. or its affiliates. You are encouraged to derive information concerning the exchange rates from multiple sources, and you should not rely on the views expressed by Citigroup Global Markets Inc. or its affiliates.

In seeking to provide you with what we believe to be commercially reasonable terms for the Notes while providing Citigroup Global Markets Inc. with compensation for their services, we have considered the costs of developing, hedging, and distributing the Notes.

     In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging, and offering the Notes. In structuring the economic terms of the Notes, we seek to provide you with what we believe to be commercially reasonable terms and to provide Citigroup Global Markets Inc. with compensation for their services in developing the Notes. If a market-maker (which may be Citigroup Global Markets Inc.) makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell the Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the Notes. This quoted price could be higher or lower than the Original Offering Price of $1,000.00 per Note.

     Assuming there is no change in the value of the relevant currencies and no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets Inc. or another purchaser might be willing to purchase the Notes in a secondary market transaction is expected to be lower than the Original Offering Price. This is due to, among other things, the fact that the Original Offering Price includes, and secondary market prices are likely to exclude, the underwriting discount with respect to, and the development and hedging costs associated with, the Notes.

We cannot assure you that a trading market for the Notes will ever develop or be maintained.

     We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market, or whether that market will be liquid or illiquid. The development of a trading market for the Notes will depend on our financial performance and other factors, including changes in the value of the relevant currencies. The number of potential buyers of the Notes in any secondary market may be limited. We anticipate that Citigroup Global Markets Inc. will act as a market-maker for the Notes that it offers, but it is not required to do so. Citigroup Global Markets Inc. may discontinue its market making activities as to the Notes at any time. To the extent that Citigroup Global Markets Inc. engages in any market-making activities, it may bid for or offer any series of the Notes. Any price at which Citigroup Global Markets Inc. may bid for, offer, purchase, or sell any Notes may differ from the values determined by pricing model s that it may use, whether as a result of dealer discounts, markups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the Notes might otherwise trade in the market.

     In addition, if at any time Citigroup Global Markets Inc. were to cease acting as a market maker for the Notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the Notes could be sold likely would be lower than if an active market existed. Accordingly, you should be willing to hold your Notes to maturity.

The payment at maturity will not be affected by any changes in the value of the relevant currencies and exchange rates during the term of the Notes.

     Changes in the value of the relevant currencies during the term of the Notes prior to the valuation date will not be reflected in the calculation of the payment at maturity. The calculation agent will calculate the payment at maturity only by reference to the Final EUR/USD Exchange Rate and the Final AUD/USD Exchange Rate on the valuation date. No other value of the relevant currencies will be taken into account. As a result, you may receive a payment at maturity that is less than the Original Offering Price even if the relevant currencies have strengthened or weakened against the U.S. dollar at certain times during the term of the Notes prior to the valuation date.

If, on the valuation date, both of the relevant currencies have strengthened against the U.S. dollar, or both of the relevant currencies have weakened against the U.S. dollar, you will receive a payment at maturity equal to 95.00% of the principal amount of your Notes.

     Provided you hold the Notes to maturity, if at the valuation date both of the euro and the Australian dollar have strengthened against the U.S. dollar, you will be entitled to receive 95.00% of the principal amount of your Notes, subject to the credit risk of Eksportfinans ASA. Similarly, provided you hold the Notes to maturity, if on the valuation date both of the euro and the Australian dollar have weakened against the U.S. dollar, you will be entitled to receive only 95.00% of the principal amount of your Notes, subject to the credit risk of Eksportfinans ASA. For a table setting forth hypothetical returns at maturity, see “Description of the Notes — Hypothetical Returns at Maturity” in this pricing supplement.

If you attempt to sell the Notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

     Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have the Notes redeemed prior to maturity. If you wish to liquidate your investment in the Notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for the Notes or no market at all. Even if you were able to sell the Notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the Notes from a change in a specific factor, assuming all other conditions remain constant.

  Exchange Rates. Because the payment at maturity will be determined by reference to the Final EUR/USD Exchange Rate and the Final AUD/USD Exchange Rate on the valuation date, we anticipate that the market value of the Notes at any time will depend substantially on the exchange rates. The exchange rates will be influenced by complex and interrelated political, economic, financial, and other factors that affect the foreign exchange markets generally. Even if the euro and the Australian dollar weaken and strengthen, respectively, against the U.S. dollar after the pricing date, if you are able to sell the Notes before the maturity date, you may receive substantially less than the amount that would be payable at maturity based on those values because of the anticipation that the exchange rates will continue to fluctuate until the valuation date. If you sell the Notes when the euro or Australian dollar have strengthened and weakened, respectively, against the U.S. dollar, or have not weakened or strengthened, respectively, sufficiently against the U.S. dollar, you may receive less than the Original Offering Price. In general, the market value of the Notes will decrease as the value of the euro relative to the U.S. dollar increases and the value of the Australian dollar relative to the U.S. dollar decreases, and increase as the value of the euro relative to the U.S. dollar decreases and the value of the Australian dollar relative to the U.S. dollar increases. However, as the value of the relevant currencies increases or decreases, the market value of the Notes is not expected to increase or decrease at the same rate.

  Volatility of the Relevant Currencies. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the relevant currencies during the term of the Notes may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the Notes. Increases or decreases in the volatility of the relevant currencies may have an adverse impact on the market value of the Notes.

  Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, the European Union and Australia, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets and foreign exchange markets generally, may affect the relevant currencies and the value of the Notes.

  Interest Rates. We expect that changes in interest rates will affect the market value of the Notes. In general, if U.S. interest rates increase, we expect that the market value of the Notes will decrease. Increases or decreases in interest rates in the European Union, Australia and the United States may affect the respective economies of the European Union, Australia and the United States, and, in turn, the relevant currencies, which may adversely affect the market value of the Notes. In addition, increases or decreases in the level of interest rates in the European Union and Australia which are greater than or less than those of the United States may also adversely affect the relevant currencies and therefore, the value of the Notes.

  Time to Maturity. We anticipate that the Notes may have a market value that may be different from that which would be expected based on the levels of market interest rates and the value of the relevant currencies. This difference may reflect a time premium or discount due to expectations concerning the value of the relevant currencies during the period before the maturity date. In general, as the time remaining to maturity decreases, the value of the Notes will approach the amount that would be payable at maturity based on the then-current value of the relevant currencies.

  Hedging Activities. Hedging activities related to the Notes by us, Citigroup Global Markets Inc. or one or more of its affiliates will likely involve trading in one or more of the relevant currencies or in other instruments, such as options, swaps or futures, based upon one or more of the relevant exchange rates or currencies. This hedging activity could affect the value of the relevant currencies and therefore the market value of the Notes. It is possible that we, Citigroup Global Markets Inc. or its affiliates may profit from this hedging activity, even if the market value of the Notes declines. Profit or loss from this hedging activity could affect the price at which Citigroup Global Markets Inc. may be willing to purchase your Notes in the secondary market. Additionally, due to the inclusion of commissions and projected profit from hedging in the public offering price of the Notes, the Notes may trade at prices below their Original Offering Price.

  Credit Ratings, Financial Condition and Results of Eksportfinans ASA. Actual or anticipated changes in our credit ratings, financial condition or results may affect the value of the Notes. The Notes are subject to the credit risk of Eksportfinans ASA.

     We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the Notes attributable to another factor.

Purchases and sales by Citigroup Global Markets Inc. and its affiliates may affect your return.

     Citigroup Global Markets Inc. and its affiliates may from time to time buy or sell the euro, Australian dollar or the U.S. dollar, or futures or options contracts on those currencies, for their own accounts for business reasons. Citigroup Global Markets Inc. and its affiliates also expect to enter into these transactions in connection with hedging their obligations under the Notes. These transactions could affect the relevant currencies in a manner that could be adverse to your investment in the Notes. Any purchases or sales by Citigroup Global Markets Inc. and its affiliates or others on our or their behalf on or before the pricing date may temporarily increase or decrease the value of the relevant currencies.

Trading and hedging activities may create conflicts of interest with you.

     We, through one or more of our hedging counterparties, which may include Citigroup Global Markets Inc. or its affiliates, may hedge our obligations under the Notes by engaging in trading activities related to the euro, the Australian dollar or the U.S. dollar that are not for your account or on your behalf. These trading activities may include buying or selling the euro, the Australian dollar or the U.S. dollar or related futures or options contracts, and issuing other financial instruments with returns based upon the euro, the Australian dollar or the U.S. dollar. These trading activities could affect the relevant currencies in a manner that would be adverse to your investment in the Notes.

     We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the payment at maturity. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

     We, Citigroup Global Markets Inc. or its affiliates may enter into these transactions on or prior to the pricing date, in order to hedge some or all of their or our anticipated obligations under the Notes. This hedging activity could decrease the value of the relevant currencies on the pricing date.

     In addition, from time to time during the term of the Notes and in connection with the determination of the Final EUR/USD Exchange Rate and the Final AUD/USD Exchange Rate, we, Citigroup Global Markets Inc. or its affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We, Citigroup Global Markets Inc. or its affiliates also may enter into hedging transactions relating to other notes or instruments that we issue, some of which may have returns calculated in a manner related to that of the Notes. We, Citigroup Global Markets Inc. or its affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the Notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

     These trading activities may present a conflict of interest between your interest in the Notes and the interests we or our affiliates, or our hedging counterparties (which may include Citigroup Global Markets Inc. or its affiliates), may have in our or their proprietary accounts, in facilitating transactions, including block trades, for their other customers, and in accounts under their management. These trading activities, if they influence the value of the relevant currencies or secondary trading in the Notes, could be adverse to your interests as a beneficial owner of the Notes.

Hedging activities may affect your return on the Notes and their market value.

     We, Citigroup Global Markets Inc., and its affiliates, may engage in hedging activities that may affect the values of the relevant currencies, including such values on the valuation date, and therefore may affect the payment at maturity. These hedging activities may also increase or decrease the market value of the Notes prior to maturity. In addition, we, Citigroup Global Markets Inc., and its affiliates, may purchase or otherwise acquire a long or short position in the Notes. Any of these parties may hold or resell the Notes. Although we have no reason to believe that any of those activities will have a material impact on the relevant currencies, we cannot assure you that these activities will not affect the value of the relevant currencies and the market value of the Notes prior to maturity or the payment at maturity.

The calculation agent will have the authority to make determinations that could affect the value of your Notes.

     Citigroup Financial Products, Inc. or one of its affiliates will be the calculation agent for the Notes and, as such, will determine the Final EUR/USD Exchange Rate, the Final AUD/USD Exchange Rate and the payment at maturity. The calculation agent will have discretion in making various determinations that affect your Notes. The exercise of this discretion by the calculation agent could adversely affect the value of your Notes, and may present the calculation agent with a conflict of interest of the kind described under “— Trading and hedging activities may create conflicts of interest with you” and “— Hedging activities may affect your return on the Notes and their market value” above.

Risks Relating to the Relevant Currencies

The payment at maturity depends on the Final EUR/USD Exchange Rate and the Final AUD/USD Exchange Rate, which will be affected by many complex factors outside of our control.

     The exchange rates may be affected by complex political and economic factors. The exchange rates are at any moment a result of the supply and demand for the euro or Australian dollar, as applicable, relative to the U.S. dollar, and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the European Union or Australia, as applicable, and the U.S., including economic, financial, regulatory, social, and political developments. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in the European Union, Australia and the U.S., all of which are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments in those countries and other countries important to international trade and finance.

     Certain relevant information relating to the European Union and/or Australia may not be as well known or as rapidly or thoroughly reported in the United States as is comparable information relating to the U.S. economy. You should be aware of the possible lack of availability of important information that can affect the value of the euro or the Australian dollar, as applicable, relative to the U.S. dollar, and you may need to make special efforts to obtain that information on a timely basis.

The exchange rates could be affected by the actions of the European Union and the Australian and U.S. governments.

     Foreign exchange rates either can be fixed by sovereign governments or they may be floating. Exchange rates of most economically developed nations and many developing nations are permitted to fluctuate in value relative to other currencies. However, governments sometimes do not allow their currencies to float freely in response to economic forces. The European Union and the Australian and U.S. governments may use a variety of techniques, such as intervention by their central banks or the imposition of regulatory controls or taxes, to affect the exchange rates of the euro, the Australian dollar and the U.S. dollar. They may also issue a new currency to replace their existing currency or alter an exchange rate or relative exchange characteristics by devaluating or revaluating that currency. As a result, a special risk in purchasing the Notes is that their liquidity, market value, and the payment at maturity could be affected by the actions of the European Union and the Australian and U.S. governments, which could change or interfere with otherwise freely determined currency valuation, fluctuations in response to other market forces, and the movement of such currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that either of the exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments (except for the limited instance of the issuance of a replacement currency, as more fully described below in the section entitled “Description of the Notes — Discontinuance of the Euro, Australian Dollar or the U.S. Dollar”).

The historical performance of the relevant currency relative to the U.S. dollar is not an indication of the future performance of that currency relative to the U.S. dollar.

     The historical performance of a relevant currency relative to the U.S. dollar, which is included in this pricing supplement, should not be taken as an indication of the future performance of that currency relative to the U.S. dollar during the term of the Notes. Changes in the value of each relevant currency relative to the U.S. dollar will affect the trading price of the Notes, but it is impossible to predict whether the value of either of the relevant currencies relative to the U.S. dollar will rise or fall.

Even though currencies trade around-the-clock, the Notes will not trade around-the-clock and the prevailing market prices for the Notes may not reflect the Exchange Rates.

     The interbank market in foreign currencies is a global, around-the-clock market, which will not be the case for the Notes. The hours of any trading for the Notes will not conform to the hours during which the euro, the Australian dollar and the U.S. dollar are traded. Significant price and rate movements may take place in the applicable foreign exchange markets that will not be reflected immediately in the market price of the Notes. The possibility of these movements should be taken into account in relating the value of the Notes to movements occurring in the foreign exchange markets for the euro, the Australian dollar and the U.S. dollar. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information. However, this information will not necessarily be reflected in the exchange rates. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for you to obtain timely, accurate data about the state of the foreign exchange markets for the euro, the Australian dollar and the U.S. dollar.

Suspensions or disruptions of market trading in the euro, the Australian dollar or the U.S. dollar may adversely affect the value of the Notes.

     The currency markets are subject to temporary distortions and other disruptions due to a variety of factors. These factors include government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. Any of these factors could impact the value of the euro, the Australian dollar or the U.S. dollar and, therefore, adversely affect the value of the Notes.

DESCRIPTION OF THE NOTES

     You should read this pricing supplement together with the accompanying prospectus dated February 4, 2010, as supplemented by the prospectus supplement dated February 4, 2010 relating to our medium-term notes of which these Notes are a part. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying prospectus supplement dated February 4, 2010, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

     You may access the prospectus dated February 4, 2010, as supplemented by the prospectus supplement dated February 4, 2010, on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

http://www.sec.gov/Archives/edgar/data/700978/000095012310008669/u08181fv3asr.htm

Our Central Index Key, or CIK, on the SEC Web site is 700978.

General

     The Notes are senior debt securities issued by Eksportfinans ASA and are not secured by collateral. The Notes rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and the payment at maturity is subject to our credit risk. The Notes will mature on May 6, 2011. We cannot redeem the Notes at any earlier date. We will not make any payment on the Notes until maturity. The Notes are 95.00% partial principal protected if held to maturity. The Notes pay an amount at maturity that will depend on the value of each of the euro (EUR) and the Australian dollar (AUD) relative to the U.S. dollar (USD and, together with EUR and AUD, the relevant currencies and each a relevant currency) on the fifth business day before maturity, which we refer to as the valuation date. If the euro/U.S. dollar exchange rate on the valuation date (the Final EUR/USD Exchange Rate) is less than 1.3490 U.S. dollars per one euro (i.e., the euro has weakened relative to 1.3490 U.S. dollars per one euro) and the Australian dollar/U.S. dollar exchange rate on the valuation date (the Final AUD/USD Exchange Rate) is greater than 0.9240 U.S. dollars per one Australian dollar (i.e., the Australian dollar has strengthened relative to 0.9240 U.S. dollars per one Australian dollar), the payment you receive at maturity for each $1,000.00 principal amount of Notes you hold will be a cash amount equal to $1,160.00. Otherwise, the payment you receive at maturity for each $1,000.00 principal amount of Notes you hold will be a cash amount equal to $950.00. All payments on the Notes are subject to the credit risk of Eksportfinans ASA.

     Each Note represents a principal amount of $1,000.00. You may transfer the Notes only in units of $1,000.00 and integral multiples of $1,000.00. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company (DTC) or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the Notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Notes through the accounts those systems maintain with DTC. You should refer to the section “Description of the Debt Securities — Form, exchange and transfer” in the accompanying prospectus supplement and the section “Description of Debt Securities — Global securities” in the accompanying prospectus.

     Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the indenture under which the Notes will be issued.

Interest

     We will not make any periodic payments of interest or any other periodic payments on the Notes.

Payment at Maturity

     The Notes will mature on May 6, 2011. You will receive at maturity, for each $1,000.00 principal amount of Notes you hold, an amount in cash equal to $1,160.00 if the Final EUR/USD Exchange Rate is less than 1.3490 U.S. dollars per one euro and the Final AUD/USD Exchange Rate is greater than 0.9240 U.S. dollars per one Australian dollar. Otherwise, the payment you receive at maturity for each $1,000.00 principal amount of Notes you hold will be an amount in cash equal to $950.00.

Exchange Rates

     Each exchange rate used to measure the performance of the relevant currencies is expressed as an amount of U.S. dollars that can be exchanged for one unit of the relevant currency. Thus, an increase in a relevant currency’s exchange rate means that the value of that currency has increased. For example, if the EUR/USD exchange rate (that is, the euro exchange rate) has increased from 1.00 to 2.00, it means the value of one euro (as measured against the U.S. dollar) has increased (strengthened) from $1.00 to $2.00. Conversely, a decrease in a currency’s exchange rate means that the value of that currency has decreased (weakened).

     The Final EUR/USD Exchange Rate will equal the euro/U.S. dollar exchange rate in the global spot foreign exchange market, expressed as the amount of U.S. dollars per one euro, as reported by Reuters in the MID column on Page “WMRSPOT05” or any substitute page, at or after 4:00 p.m. (London, England time) on the valuation date. Four decimal figures shall be used for the determination of such Final EUR/USD Exchange Rate.

     The Final AUD/USD Exchange Rate will equal the Australian dollar/U.S. dollar exchange rate in the global spot foreign exchange market, expressed as the amount of U.S. dollars per one Australian dollar, as reported by Reuters in the MID column on Page “WMRSPOT12” or any substitute page, at or after 4:00 p.m. (London, England time) on the valuation date. Four decimal figures shall be used for the determination of such Final AUD/USD Exchange Rate.

     If either or both of the euro/U.S. dollar exchange rate or the Australian dollar/U.S. dollar exchange rate is not so reported in the MID column on Reuters Pages “WMRSPOT05,” “WMRSPOT12,” or any substitute pages thereto, then the Final EUR/USD Exchange Rate and/or the Final AUD/USD Exchange Rate, as applicable, will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at the relevant time for the purchase or sale for deposits in the relevant currency by the London offices of three leading banks engaged in the inter-bank market (selected by the calculation agent after consultation with Citigroup Global Markets Inc.) (the reference banks). If fewer than three reference banks provide those spot quotations, then the relevant exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent from two leading commercial banks in New York (selected by the calculation agent after consultation with Citigroup Global Markets Inc.), for the purchase or sale for deposits in the relevant currency. If these spot quotations are available from only one bank, then the calculation agent, in its sole discretion, will determine if such quotation is reasonable. If no spot quotation is available, then the relevant exchange rate will be the rate the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances.

     The Final Exchange Rate for the euro and the Australian dollar will equal the EUR/USD and AUD/USD exchange rate, respectively, on the valuation date, each as reported or calculated as described below.

     The pricing date is April 30, 2010, which is the date of this pricing supplement and the date on which the Notes priced for initial sale to the public.

     The valuation date will be the fifth business day before the maturity date, which maturity date is scheduled to be May 6, 2011.

     A business day means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in New York City are authorized or obligated by law or executive order to close.

Hypothetical Returns at Maturity

     The examples below show the hypothetical maturity payments at maturity on an investment of $1,000.00 principal amount of Notes based on various hypothetical Final EUR/USD Exchange Rates and various hypothetical Final AUD/USD Exchange Rates. The following examples of hypothetical maturity payment calculations and graph are based on the following assumptions:

  Principal amount: $1,000.00 per Note

  If the Final EUR/USD Exchange Rate is less than 1.3490 U.S. dollars per one euro and the Final AUD/USD Exchange Rate is greater than 0.9240 U.S. dollars per one Australian dollar, the payment at maturity for each $1,000.00 principal amount of Notes will be a cash amount equal to $1,160.00.

  Otherwise, the payment at maturity for each $1,000.00 principal amount of Notes will be a cash amount equal to $950.00.

  Maturity Date: 1 year

  The Notes are purchased on the Issue Date and are held through the Maturity Date.

     The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual payment at maturity will depend on the actual Final EUR/USD Exchange Rate and the Final AUD/USD Exchange Rate.

Hypothetical Final Exchange Rate		Hypothetical Percentage Change
AUD USD	EUR USD	AUD USD	EUR USD	Hypothetical Return at Maturity	Hypothetical Payment at Maturity
1.0164	1.2141	10.00%	-10.00%	16.00%	$1,160.00
0.9933	1.2478	7.50%	-7.50%	16.00%	$1,160.00
0.9702	1.2816	5.00%	-5.00%	16.00%	$1,160.00
0.9471	1.3153	2.50%	-2.50%	16.00%	$1,160.00
0.9471	1.3827	2.50%	2.50%	-5.00%	$950.00
0.9240	1.3490	0.00%	0.00%	-5.00%	$950.00
0.9009	1.3153	-2.50%	-2.50%	-5.00%	$950.00
0.9009	1.3827	-2.50%	2.50%	-5.00%	$950.00
0.8778	1.4165	-5.00%	5.00%	-5.00%	$950.00
0.8547	1.4502	-7.50%	7.50%	-5.00%	$950.00
0.8316	1.4839	-10.00%	10.00%	-5.00%	$950.00

Redemption at the Option of the Holder; Defeasance

     The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities — Defeasance.”

Discontinuance of the Euro, Australian Dollar or the U.S. Dollar

     If either of the euro or the Australian dollar (the Old Currency) is replaced by a successor monetary unit (the New Currency) as the legal tender of either of the European Union or Australia, respectively, the Final Exchange Rate, as determined by the calculation agent, will be an amount (expressed as the number of U.S. dollars per euro or Australian dollar, as applicable) equal to (i) the number of units of New Currency per unit of Old Currency multiplied by (ii) the number of U.S. dollars per unit of the New Currency on the valuation date.

     Conversely, in the event that the U.S. dollar is replaced by a new currency (New Dollars), the Final Exchange Rate, as determined by the calculation agent, will be an amount (expressed as the number of U.S. dollars per euro or Australian dollar, as applicable) equal to (i) the number of U.S. dollars per New Dollar multiplied by (ii) the number of New Dollars per euro or Australian dollar on the valuation date, as applicable.

     No other changes will be made to the terms of the Notes as a result of such replacement.

     As an example of the calculation described above, if the euro is replaced by a New Currency, one unit of New Currency has a value equal to 1,000 euro and one unit of New Currency is worth 1,300 U.S. dollars on the valuation date, the Final EUR/USD Exchange Rate will be equal to (i) one unit of New Currency per 1,000 euro (ii) multiplied by 1,300 U.S. dollars per New Currency, or 1.3 U.S. dollars per euro.

     Alternatively, if the U.S. dollar is replaced by New Dollars, one New Dollar has a value equal to 1,000 U.S. dollars and one euro is worth 0.0013 New Dollars on the valuation date, the Final EUR/USD Exchange Rate will be equal to (i) 1,000 U.S. dollars per New Dollar (ii) multiplied by 0.0013 New Dollars per euro, or 1.3 U.S. dollars per euro.

Events of Default

     If an event of default, as defined in the indenture, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the indenture will be equal to the payment at maturity described under the caption “— Payment at Maturity,” determined as if the Notes matured on the date of acceleration and the valuation date was the fifth business day before the date of acceleration. See “Description of Debt Securities — Events of Default” in the accompanying prospectus.

     If a bankruptcy proceeding is commenced in respect of us, your claim may be limited, under the United States Bankruptcy Code, to the Original Offering Price. In the case of a default in payment of the Notes, whether at their maturity or upon acceleration, they will not bear a default interest rate.

Role of the Calculation Agent

     The calculation agent has the sole discretion to make all determinations regarding the Notes, including determinations regarding the Final Exchange Rates, the payment at maturity, whether or not a day is a business day, and calculations related to the discontinuance of the euro, the Australian dollar, the U.S. dollar or any successor currency. Absent manifest error, all determinations of the calculation agent will be final and binding on you, the trustee and us, without any liability on the part of the calculation agent. We have initially appointed Citigroup Financial Products, Inc. as the calculation agent. However, we may change the calculation agent at any time without notifying you.

Same-Day Settlement and Payment

     The Notes will be delivered in book-entry form only through DTC against payment by purchasers of the Notes in immediately available funds. We will pay the payment at maturity in immediately available funds so long as the Notes are maintained in book-entry form.

Listing

     The Notes will not be listed on any securities exchange.

THE RELEVANT CURRENCIES AND EXCHANGE RATES

General

     The relevant currencies are the euro, the Australian dollar, and the U.S. dollar. Exchange rates are used to measure the value of each of the euro and the Australian dollar relative to the U.S. dollar.

     The relevant exchange rates are foreign exchange spot rates that measure the relative values of two relevant currencies, the U.S. dollar and the euro in the case of the EUR/USD exchange rate, and the U.S. dollar and the Australian dollar in the case of the AUD/USD exchange rate. Each exchange rate is expressed as the number of U.S. dollars that can be exchanged for one euro or Australian dollar, respectively. Thus, an increase in the value of either of the euro or the Australian dollar will cause an increase (strengthening) in its exchange rate, while a decrease in the value of either of the euro or the Australian dollar will cause a decrease (weakening) in its exchange rate.

     The euro is the official currency of the European Union, and is currently in use in 16 of the 27 member states of the European Union.

The Australian dollar is the official currency of the Commonwealth of Australia.

     We have obtained all information in this pricing supplement relating to the euro, the Australian dollar and the relevant exchange rates from public sources, without independent verification. Currently the relevant exchange rates are published in The Wall Street Journal and other financial publications of general circulation. However, for purposes of calculating the payment at maturity due to holders of the Notes, the value of each of the euro and the Australian dollar relative to the U.S. dollar, as measured by the relevant exchange rate, will be determined as described in “ Description of the Notes — Exchange Rates” above.

Historical Data on the Exchange Rates

The euro/U.S. dollar exchange rate

     The following table sets forth, for each of the quarterly periods indicated, the high, low and closing values of the EUR/USD exchange rate, expressed as the amount of U.S. dollars per one euro, as reported by Bloomberg. The historical data on the relevant exchange rates are not indicative of the future performance of the relevant currencies or what the value of the Notes in any secondary market may be. Any historical upward or downward trend in any of the relevant exchange rates during any period set forth below is not an indication that the value of the euro relative to the U.S. dollar is more or less likely to decrease or increase at any time over the term of the Notes.

EUR/USD

	Closing	High	Low
2005
Quarter ended March 31	1.2964	1.3465	1.2757
Quarter ended June 30	1.2108	1.3087	1.2032
Quarter ended September 30	1.2026	1.2542	1.1902
Quarter ended December 31	1.1849	1.2179	1.1670

2006
Quarter ended March 31	1.2118	1.2307	1.1821
Quarter ended June 30	1.2791	1.2928	1.2093
Quarter ended September 30	1.2674	1.2892	1.2505
Quarter ended December 31	1.3197	1.3343	1.2513

2007
Quarter ended March 31	1.3354	1.3385	1.2893
Quarter ended June 30	1.3541	1.3652	1.3302
Quarter ended September 30	1.4267	1.4267	1.3426
Quarter ended December 31	1.4589	1.4872	1.4048

2008
Quarter ended March 31	1.5788	1.5845	1.4454
Quarter ended June 30	1.5755	1.5991	1.5380
Quarter ended September 30	1.4092	1.5938	1.3998
Quarter ended December 31	1.3971	1.4419	1.2453

2009
Quarter ended March 31	1.3250	1.4045	1.2530
Quarter ended June 30	1.4033	1.4303	1.2921
Quarter ended September 30	1.4640	1.4790	1.3884
Quarter ended December 31	1.4321	1.5134	1.4249

2010
Quarter ended March 31	1.3510	1.4513	1.3273
Quarter ending June 30 (through April 29, 2010)	1.3243	1.3663	1.3161

     The EUR/USD exchange rate appearing on Reuters page “WMRSPOT05” at or after 4:00 p.m. (London, England time) on April 29, 2010 was 1.3243.

     The following graph shows the exchange rate for the euro relative to the U.S. dollar in the period from January 1, 2005 through April 29, 2010 using historical data obtained from Bloomberg. The historical data is not indicative of the future performance of the euro or what the value of the Notes may be. Any historical upward or downward trend in the exchange rate for the euro during any period set forth below is not an indication that the exchange rate for the euro is more or less likely to decrease or increase at any time during the term of the Notes.

The Australian dollar/U.S. dollar exchange rate

     The following table sets forth, for each of the quarterly periods indicated, the high, low and closing values of the AUD/USD exchange rate, expressed as the amount of U.S. dollars per one Australian dollar, as reported by Bloomberg. The historical data on the relevant exchange rates are not indicative of the future performance of the relevant currencies or what the value of the Notes in any secondary market may be. Any historical upward or downward trend in any of the relevant exchange rates during any period set forth below is not an indication that the value of the Australian dollar relative to the U.S. dollar is more or less likely to decrease or increase at any time over the term of the Notes.

AUD/USD

	Closing	High	Low
2005
Quarter ended March 31	0.7730	0.7985	0.7553
Quarter ended June 30	0.7625	0.7813	0.7495
Quarter ended September 30	0.7620	0.7751	0.7393
Quarter ended December 31	0.7328	0.7636	0.7242

2006
Quarter ended March 31	0.7165	0.7582	0.7050
Quarter ended June 30	0.7421	0.7759	0.7158
Quarter ended September 30	0.7461	0.7712	0.7419
Quarter ended December 31	0.7885	0.7910	0.7422

2007
Quarter ended March 31	0.8086	0.8099	0.7704
Quarter ended June 30	0.8494	0.8494	0.8132
Quarter ended September 30	0.8879	0.8879	0.7912
Quarter ended December 31	0.8751	0.9341	0.8573

2008
Quarter ended March 31	0.9131	0.9490	0.8614
Quarter ended June 30	0.9586	0.9629	0.9072
Quarter ended September 30	0.7924	0.9794	0.7907
Quarter ended December 31	0.7027	0.7874	0.6013

2009
Quarter ended March 31	0.6913	0.7233	0.6300
Quarter ended June 30	0.8064	0.8209	0.6966
Quarter ended September 30	0.8828	0.8828	0.7786
Quarter ended December 31	0.8977	0.9369	0.8652

2010
Quarter ended March 31	0.9172	0.9318	0.8646
Quarter ending June 30 (through April 29, 2010)	0.9277	0.9350	0.9186

     The AUD/USD exchange rate appearing on Reuters page “WMRSPOT12” at or after 4:00 p.m. (London, England time) on April 29, 2010 was 0.9277.

     The following graph shows the exchange rate for the Australian dollar relative to the U.S. dollar in the period from January 1, 2005 through April 29, 2010 using historical data obtained from Bloomberg. The historical data is not indicative of the future performance of the Australian dollar or what the value of the Notes may be. Any historical upward or downward trend in the exchange rate for the Australian dollar during any period set forth below is not an indication that the exchange rate for the euro is more or less likely to decrease or increase at any time during the term of the Notes.

     Before investing in the Notes, you should consult publicly available sources for the levels and trading pattern of the relevant currencies.

U.S. FEDERAL INCOME TAX SUMMARY

     The Notes will be treated as foreign currency denominated short-term debt securities, as described under “Taxation in the United States” in the accompanying prospectus supplement and prospectus.

     Beginning in 2011, recently enacted legislation may require individual U.S. holders to report to the Internal Revenue Service certain information with respect to their beneficial ownership of the Notes. Investors who fail to report required information could be subject to substantial penalties.

ERISA CONSIDERATIONS

     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA) (a Plan), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

     In addition, any of Eksportfinans ASA, Citigroup Global Markets Inc. or certain of Citigroup Global Markets Inc.’s subsidiaries and affiliates, including Morgan Stanley Smith Barney LLC, may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also Plans). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which any of Eksportfinans ASA, Citigroup Global Markets Inc. or certain of Citigroup Global Markets Inc.’s affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

     The U.S. Department of Labor has issued five prohibited transaction class exemptions (PTCEs) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Notes.

     Because Eksportfinans ASA, Citigroup Global Markets Inc. or certain of Citigroup Global Markets Inc.’s subsidiaries and affiliates, including Morgan Stanley Smith Barney LLC, may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a Plan Asset Entity) or any person investing “plan assets” of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (Similar Law) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

     Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

     Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes does not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

     However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc. or Morgan Stanley Smith Barney LLC or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

     Client accounts over which Citigroup Global Markets Inc., Morgan Stanley Smith Barney LLC or any of their respective affiliates or subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly.

USE OF PROCEEDS AND HEDGING

     The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of Eksportfinans ASA associated with our obligation to pay the payment at maturity on the Notes. We expect to hedge our market risks with an affiliate of Citigroup Global Markets Inc.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The Notes are being purchased by Citigroup Global Markets Inc. (the agent) as principal, pursuant to a terms agreement dated as of April 30, 2010 between the agent and us. The initial sale of the Notes in this offer entails a longer settlement period than is customary for similar debt securities. For purposes of Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, May 14, 2010 (10 days after the pricing date) shall be the date for payment of funds and delivery of Notes for all of the Notes sold pursuant to the offering. Accordingly, purchasers who wish to trade the Notes on the day of pricing or on or prior to the tenth day prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement. The agent has agreed to pay our out-of-pocket expenses of the issue of the Notes.

     From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligation under the Notes.

     Citigroup Global Markets Inc. proposes to offer some of the Notes directly to the public at the Public Offering Price set forth on the cover page of this pricing supplement and some of the Notes to selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, at the Public Offering Price less a fixed selling concession of 0.57% ($5.70) per Note. Citigroup Global Markets Inc. will pay this fixed selling concession to such selected dealers and their financial advisors collectively. Citigroup Global Markets may allow, and these dealers may reallow, a selling concession of not more than 0.57% ($5.70) per Note on sales to certain other dealers. Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Notes distributed by such dealers. If all of the Notes are not sold at the Public Offering Price, Citigroup Global Markets Inc. may change the Public Offering Price and other selling terms.

     The Notes will not be listed on any securities exchange.